EXHIBIT 10.25

                              EMPLOYMENT AGREEMENT

                   This Employment Agreement is made as of the 22ND DAY OF MARCH, 2000 by and between 5th Avenue Channel Corporation (the "Corporation") and Joseph Andrew Tomkiewicz ("Employee").

                  WHEREAS, the Corporation is a Florida Corporation with its principal place of business at 3957 NE 163rd Street, North Miami, Florida, 33160, and

                  WHEREAS, Employee is an attorney whom the Corporation desires to employ upon the terms and conditions hereafter set forth, and Employee desires to accept such employment.

                  NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.       EMPLOYMENT

                  The Corporation employs Employee and Employee accepts employment with the Corporation to render legal and business services on behalf of the Corporation. Employee's duties shall include, but shall not be limited to, assuming the title and duties of General Counsel, 5th Avenue Channel Corporation ("General Counsel"). Employee shall also promote the professional practice of the Corporation by entertainment, travel to visit existing or prospective clients, and other forms of efforts intended to market the services of the Corporation, the expense for which may be incurred by the Corporation or by Employee, with reimbursement to Employee as specified herein. Employee shall attend professional conventions and post graduate courses and seminars, participate in professional societies and in general do all things necessary to maintain and improve his professional skills and reputation for the benefit of the Corporation and to remain in good standing with the Virginia State Bar and the Virginia State Bar Association, which fees, expenses and costs shall be paid by Corporation directly or by Corporation, with reimbursement to Employee as specified herein. Employee will also seek entry into the Florida State Bar and Florida State Bar Association as well as the local bar association of Dade County and shall attend professional conventions and post graduate courses and seminars, participate in professional societies and in general do all things necessary to maintain and improve his professional skills and reputation for the benefit of the Corporation and to remain in good standing with the Florida State Bar and the Florida State Bar Association, which fees, expenses and costs shall be paid by Corporation directly or by Corporation, with reimbursement to Employee as specified herein. Employee's other duties shall be such as the Corporation may from time to time reasonably direct, including normal duties as an officer or director of the Corporation.

2.       COMPENSATION

                  As compensation for all services rendered under this Employment Agreement, subject to withholding and other applicable employment taxes, the Corporation shall pay to Employee while employed hereunder:

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                  (a)  BASE COMPENSATION. From March 22, 2000 through March 22,
                       2001 Employee shall have and receive a salary of one hundred forty-four thousand US dollars ($144,000) per year, or twelve thousand US dollars ($12,000) per month ("Employee's Base Compensation'). The Employee's Base Compensation is based on a thirty-five (35) hour workweek. The Employee's Base Compensation shall be payable in equal semi-monthly installments on the fifteenth and on the last day of each month. From March 22, 2001 through March 22, 2002 the Employee shall have and receive a salary of at least one hundred seventy-four thousand US dollars ($174,000), or fourteen thousand five hundred US dollars ($14,500) per month ("Employee's Revised Base Compensation"). Employee's Revised Base Compensation will increase by twenty-five percent (25%) each year, every year from March 22, 2002 forward unless this percentage increase is again increased by the mutual agreement of the parties.

                  (b) STOCK. Employee shall receive on the date of this Employment Agreement, March 22, 2000 one thousand (1,000) shares of 5th Avenue Channel Common Stock (the "First Stock Shares"), fully vesting in six months on September 22, 2000. Employee shall also receive on March 22, 2001 on the one year anniversary of this Employment Agreement, twenty thousand (20,000) fully vested shares of 5th Avenue Channel Common Stock (the "Second Stock Shares"). The First Stock Shares and the Second Stock Shares will fully vest with the Employee prior to March 22, 2001 upon the occurrence of one or more of the following events: 1) the sale or transfer of all or part of the Corporation;
                       2) a change in management of the Corporation; 3) a change in the overall business plan and strategy of the Corporation; 4) if Corporation asks Employee to assume new or substantially different job functions; 5) upon Employee's termination without cause; or upon 6) the occurrence of a significant Corporation event.

                  (c) STOCK OPTIONS. Employee shall have and be entitled to receive, on the date of this Employment Agreement, March 22, 2000 and on the first day of each following month through February 1, 2001 ten thousand (10,000) 5th Avenue Channel Stock Options (the "First Options"). The option exercise price of the First Options ("First Options Exercise Price") shall be for the lowest listed 5th Avenue Channel stock price during the thirty days of the month immediately after the first of the month. All First Options issued to Employee prior to September 22, 2000 shall immediately vest with Employee on September 22, 2000 the six month anniversary of Employee's employ. All subsequent First Options and all other options received after September 22, 2000 shall immediately vest with Employee upon receipt. On the first day of every month after March 1, 2001 and each and every month forward, the Employee shall receive twelve thousand (12,000) 5th Avenue Channel Stock options (the "Second Options"), at the options exercise price ("Second Options Exercise Price") of the lowest listed 5th Avenue Channel stock price during the thirty days of the month immediately after the first of the month. The Second Options shall vest with Employee immediately upon issue and receipt. The Second Options and any other issued options will vest immediately with the Employee upon the occurrence of the following events: 1) the sale or transfer of all or part of the Corporation; 2) a change in management of the

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                       Corporation; 3) a change in the overall business plan and
                       strategy of the Corporation; 4) if Corporation asks Employee to assume new or substantially different job functions; 5) upon Employee's termination without cause; or upon 6) the occurrence of a significant Corporation event.

                  (d) MOVING EXPENSES, STORAGE AND TEMPORARY HOUSING. Employee does not currently reside in Florida. In order to allow for Employee to smoothly and efficiently transition into the work under this Employment Agreement Corporation shall pay for all reasonable moving, including, but not limited to , movers' fees, truck and equipment rental, moving insurance and suitable storage facility charges in the Miami area. In addition, Corporation acknowledges that Employee will need to work long hours and weekends during the foreseeable future. To that end, it may be difficult for Employee to locate suitable housing in a timely fashion. Therefore, Corporation will reimburse Employee for temporary housing for a reasonable period of time in order to facilitate Employee's move and transition.

                  (e) AUTOMOBILE. For the duration of Employee's Term, as set forth in Section 8 below, Corporation shall lease for Employee a vehicle of Employee's election, to be paid for directly by the Corporation. Corporation shall maintain insurance on the vehicle and register the vehicle in Corporation's name. The lease term for each vehicle shall not exceed two years.

                  (f) ADDITIONAL BENEFITS. As further compensation, Employee shall be entitled to participate in any pension plan, insurance plan, health plan, cafeteria plan or other employee benefit program the Corporation now has in effect or adopts during the Employment Term.

3.       EXPENSE REIMBURSEMENT

                  Corporation shall reimburse Employee for such reasonable out of pocket expenses ("Business Expenses") as he may incur.

                  In addition to Business Expenses, Employee is expected to incur other reasonable expenses ("Deductible Expenses") on behalf of the Corporation, such as travel on behalf of the Corporation, entertainment at home or elsewhere, automobiles for use when needed on the Corporation's business, availability of home facilities for meetings with clients or others and membership in clubs for entertainment of clients which are on behalf of the Corporation and are deductible under the Internal Revenue Code but are not included in Business Expenses. Deductible Expenses shall be reimbursed by the Corporation upon submission to the Corporation of satisfactory documentation and support of such expenses.

4.       FACILITIES

                  The Corporation shall provide or cause to be provided to Employee an office, secretarial and administrative assistance, technical help and such other facilities, equipment, services and supplies necessary and appropriate as mutually reasonably agreed upon.

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5.       SERVICE

                  Except as expressly provided hereinafter, Employee shall devote his full working time and best efforts to the performance of his duties under this Employment Agreement. All work-product, including, but not limited to, intellectual property, publication rights, and copyright from publications written by Employee shal1 remain in the exclusive ownership of the Employee.

6.       VACATIONS AND LEAVES OF ABSENCE

                  Employee shall be entitled each year to four weeks (twenty business days) of paid vacation at times mutually agreed upon by Employer and Employee. In addition, Employee shall be granted leaves of absence with or without pay and for such valid and legitimate reasons as agreed to by the Corporation and Employee.

7.       INSURANCE AND ADDITIONAL PLANS

                  The Corporation may also, from time to time and at its sole discretion, offer or supply health, disability, general comprehensive and/or life insurance to Employee (the "Plans"). Employee may participate in those Plans as soon as they are available to any other employee in Corporation. In addition, Corporation shall acquire and name Employee on Corporation's director's and officer's insurance liability policies and, if possible, the Corporation shall name Employee on Corporation's errors and omissions insurance policies.

8.       TERM

                  This Employment Agreement and Employee's employment hereunder shall be for one year from March 22, 2000 to March 22, 2001, with an Employee right to renew the Employment Agreement for additional years at the Employee's election and at the compensation listed in Section 2 above. Both parties realize that Employee will need to spend considerable time away from the office during the initial move and transition period. To that end, Employee and Corporation agree that Employee need not appear in the office for regular office hours until April 17, 2000, even though March 22, 2000 is the commencement date of this Employment Agreement.

9.       TERMINATION

                  Either party on sixty (60) days prior written notice to the other party may terminate this Employment Agreement. Once such notice has been given, Corporation may require or limit Employee as to what services are to be rendered hereunder until the effective date of the termination. Both parties agree that pursuant to Section 2(d) and Section 10 below all stock and stock options (including, but not limited to, the First Stock Shares, the Second Stock Shares, the First Options, the Second Options and other options) vest immediately upon Employee termination, if Employee was terminated without cause and regardless of whether the stock or stock options have yet issued and/or vested.

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10.      TERMINATION BONUS

                  In the event that Corporation terminates Employee without cause, Corporation shall pay Employee, his heirs, legatees, successors and assigns, eighteen (18) months of Employee's Base Salary or Employee's Revised Base Salary (whichever is in effect), the corresponding stock options (based on the applicable remaining or outstanding option number of the First Options, Second Options or other options to be received at that date) and the First Stock Shares and the Second Stock Shares (regardless of the date and regardless of whether termination has occurred before or after March 22, 2001) as set forth in
Section 2 above. The method and terms of payment shall be acceptable to the Employee his heirs, legatees, successors and assigns.

11.      INDEMNIFICATION

         (a) The Corporation shall defend, indemnify and hold Employee harmless if Employee was or is a party or is threatened to be made a party to any action, claim, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, committee chairman, General Counsel or member, employee, or agent of the Corporation, including the fact that he was performing legal services as a lawyer/employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, General Counsel or agent of another business, foreign or domestic, profit or nonprofit corporation, partnership, joint venture or other enterprise. This indemnification shall cover and include expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him in connection with such action, claim, suit or proceeding, regardless of whether such expenses and liabilities are otherwise covered by insurance in favor of Employee.

         (b) If the Corporation's indemnity obligations under this Section 11 are not otherwise insured, the Corporation shall be self-insured to the extent necessary to provide such indemnity protection.

         (c) The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which Employee may be entitled, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to Employee after Employee has ceased to be a director, officer, committee chairman, General Counsel, or member, employee, or agent and after Employee ceases serving at the request of the Corporation as a director, officer, employee or agent of another business, foreign or domestic, profit or nonprofit corporation, partnership, joint venture or other enterprise, and shall inure to the benefit of his heirs and legal representatives.

         (d) The Corporation shall procure insurance on Employee in his positions as director, officer, committee chairman, General Counsel, or member, employee, or agent of the Corporation, or if Employee was serving at the request of the Corporation as a director, officer, employee or agent of another business, foreign or domestic, profit or nonprofit Corporation, partnership, joint venture or other enterprise against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the business corporation law of Florida or professional laws of Florida.

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         (e) To the extent that any portion of this Section 11 is found to be illegal or beyond the permissible limits of indemnification for any reason, such portion shall be deemed to be modified or amended, or if necessary deleted, to the extent required to comply with applicable law, it being the intent of this
Section 11 to afford indemnification of Employee to the full extent provided for herein.

12.      REPRESENTATIONS, WARRANTIES AND GUARANTEES

                  Corporation represents, warrants and guarantees to Employee that it has divulged to Employee the existence of any and all threatened or pending actions, claims, proceeding or suits (whether criminal, civil or investigative) against the Corporation.

                  Corporation represents, warrants and guarantees to Employee that it is in compliance with laws and regulations of the United States and the State of Florida.

                  Corporation represents, warrants and guarantees that all provisions of this Employment Agreement and in this section are material.

                  Corporation agrees that if it breaches any of these representations, warranties or guarantees that is has materially breached the contract. Employee and not the Corporation shall then be entitled to consider the Corporation's material breach as a termination of this Employment Agreement which would, among other things, trigger the provisions of Sections 2, 9 and 10 above.

13.      ARBITRATION

                  Employee and the Corporation hereby specifically agree that any controversy or claim of any nature arising between them, including, but not limited to, controversies or claims arising from Employee's employment by the Corporation or from any other relationship between Employee or the Corporation, or arising under this Employment Agreement, as amended from time to time, or under any other contract, agreement, or undertaking by or between Employee (whether in the capacity of Employee, agent, shareholder, director, officer, or any other capacity) and the Corporation, or under any federal, state or local law (including common law), rule or regulation of any nature whatsoever, shall be settled by arbitration in the City of Miami, Florida in accordance with the then-governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction and Corporation shall waive any objections to service, venue and forum.

14.      FILES

                  Employee is entitled to keep and maintain a copy of all documents and files generated or routinely used (the "Documents") by Employee. In the event of Employee's termination or a sale or transfer of all or part of the Corporation, Employee shall be allowed to retain possession of the copy set of the Documents at Corporation's expense.

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15.      COMPETITION

                  In the event of Employee termination with or without cause or departure, Employee shall be able to seek employment from a Corporation's competitor and nothing in this agreement shall be construed as a covenant of noncompetition.

16.      DISABILITY

                  (a) If Employee becomes partially disabled and unable to effectively perform the work or totally disabled he shall continue to be an Employee of the Corporation and shall be entitled to compensation under this Employment Agreement for a period of twenty-four (24) months.

                  (b) At the end of the twenty-four (24) month period following the onset of the disability, the disabled Employee shall cease to be an Employee of the Corporation. If Employee thereafter ceases to be disabled, he may, upon such terms and conditions as may be agreed upon between him and the Corporation, resume a full or part-time position with the Corporation.

                  (c) If Employee dies after becoming disabled, his estate shall be entitled to the payments provided by Sections 2, 10 and 15 which Employee would have received if he had lived.

17.      MISCELLANEOUS

                  No amendments or additions to this Employment Agreement shall be binding unless it is in writing and signed by both parties, except as otherwise provided herein.

                  Any amounts payable hereunder to a payee after the death of such payee shall be paid to the heirs or legatees or succession representative, as the case may be, of such payee.

                   This Employment Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

                  Headings entitled herein are included solely for convenience and shall not affect or be used in connection with the interpretation of this Employment Agreement.

                  If any provision of this Employment Agreement is held to be contrary to law or unenforceable, such finding shall not invalidate any other provision hereof and the provision, or portion thereof, shall be deemed to be modified or amended, or if necessary deleted, to the extent required to comply with applicable law.

                  This Employment Agreement supersedes any and all prior employment agreements between Employee and the Corporation, and all other agreements, understandings or undertakings between Employee and the Corporation, whether written or verbal, regarding the terms of Employee's employment by the Corporation, except as otherwise specifically stated herein and except for any remaining administrative obligations Employee may have with his prior employer or the newly merged entity.

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                  The parties agree that both parties drafted this Employment
Agreement.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date set forth herein.

                          5th AVENUE CHANNEL CORPORATION,
                          A Florida Corporation

                          By:
                             ---------------------------------------------------
                                Mel Rosen, President and CEO
                                For 5th Avenue Channel Corporation

                          Date:


                          EMPLOYEE:



                          ------------------------------------------------------
                          Joseph Andrew Tomkiewicz

                          Date:



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